Exhibit 99.2

First Data Announces Pricing of $900 Million

of 5.000% Senior Secured Notes due 2024

NEW YORK, MARCH 9, 2016 — First Data Corporation (“First Data”) (NYSE: FDC) today announced that it has priced an offering of $900 million aggregate principal amount of senior secured first lien notes due 2024 (the “Notes”). The Notes will be issued under the indenture governing the $1.0 billion aggregate principal amount of 5.000% Senior Secured Notes due 2024 that were issued on November 25, 2015 (the “Existing Notes”). The Notes will form a single series with the Existing Notes. The offering is expected to close on March 29, 2016, subject to customary closing conditions.

First Data intends to use the proceeds from the offering of the Notes to repay a portion of its senior secured term loan facility due 2018 and to pay related fees and expenses.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This press release includes certain disclosures which contain “forward-looking statements.”  You can identify forward-looking statements because they contain words such as “believes” and “expects.”  Forward-looking statements are based on First Data’s current expectations and assumptions.  Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance.  Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in our filings with the U.S. Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2015, under the caption “Risk Factors.”

Contact

Peter Poillon

Investor Relations

212-266-3565

Peter.Poillon@firstdata.com

Liidia Liuksila

Public Relations

212-515-0174

Liidia.Liuksila@firstdata.com